                                                                       EXHIBIT 1

================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          ARBOR HEALTH CARE COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                                                  April 18, 1997

Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Arbor Health Care Company. The meeting will be held Thursday, May 22, 1997, at 9:00 a.m., Eastern Daylight Savings Time, at the Company's corporate offices, located at 1100 Shawnee Road, Lima, Ohio 45805.

     The Notice of the meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes the election of Directors, approval of an amendment to the Company's 1995 Stock Option Plan, approval of the Company's Employee Stock Purchase Plan, and a proposal to ratify the appointment of the Company's independent auditors. We also will report on the progress of the Company and comment on matters of current interest.

     It is important that your shares be represented at the meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, even if you plan to attend the meeting. Returning your proxy card to us will not prevent you from voting in person at the meeting if you are present and choose to do so.

     If your shares are held in street name by a brokerage, your broker will supply you with a proxy to be returned to the brokerage. It is important that you return the form to the brokerage as quickly as possible so that the brokerage may vote your shares. You may not vote your shares in person at the meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the meeting.

     The Board of Directors and management look forward to greeting you personally at the meeting.

                                        Sincerely,

                                        /s/ PIER C. BORRA
                                        PIER C. BORRA
                                        Chairman, President
                                        and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             THURSDAY, MAY 22, 1997

         Notice is hereby given that the Annual Meeting of Stockholders of Arbor Health Care Company, a Delaware corporation, will be held on Thursday, May 22, 1997, at 9:00 a.m., Eastern Daylight Savings Time, at the Company's corporate offices, located at 1100 Shawnee Road, Lima, Ohio 45805, for the following purposes:

                    1. To elect two Directors to serve until the Annual Meeting in 2000, and until their successors are elected and qualified or until their earlier resignation, removal from office or death;

                    2. To approve an amendment to the Company's 1995 Stock Option Plan;

                    3. To approve the Company's Employee Stock Purchase Plan;

                    4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year 1997; and

                    5. To transact such other business as properly may come before the Meeting or any adjournment thereof.

         Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 1996 Annual Report of the Company previously was sent to you. Stockholders of record at the close of business on April 1, 1997, are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

         All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting if you desire. If your shares are held in street name by a brokerage, your broker will supply you with a proxy to be returned to the brokerage. It is important that you return the form to the brokerage as quickly as possible so that the brokerage may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

                                    By order of the Board of Directors,


                                    /s/ Brad C. Roush
                                    ----------------------------------
                                    BRAD C. ROUSH
                                    Secretary

Lima, Ohio
April 18, 1997

                            ARBOR HEALTH CARE COMPANY
                                1100 SHAWNEE ROAD
                                LIMA, OHIO 45805

                                 PROXY STATEMENT

         This Proxy Statement is furnished by the Board of Directors and Management of Arbor Health Care Company (the "Company") in connection with the solicitation of proxies to be voted at the Company's 1997 Annual Meeting of Stockholders, which will be held on Thursday, May 22, 1997, at 9:00 a.m., Eastern Daylight Savings Time, at the Company's corporate offices, located at 1100 Shawnee Road, Lima, Ohio 45805 (the "Meeting").

         Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy, or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

         The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy first has been mailed to stockholders is April 18, 1997.

         The close of business on April 1, 1997, has been designated as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting. As of March 17, 1997, 6,913,121 shares of the Company's Common Stock, par value $.03 per share, were issued and outstanding. Each stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company on the close of business on April 1, 1997, on all matters that come before the Meeting.

         The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting will be required to take action at the Annual Meeting. Abstentions will be counted toward the number of shares represented at the meeting. Broker non-votes will be disregarded.

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company currently consists of seven members. The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of stockholders in the year in which their term expires, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death.

         The term of office of two of the Company's current seven Directors will expire at the 1997 Annual Meeting. The Board of Directors recommends that these two Directors be elected at the Meeting to hold office until the Company's annual meeting in 2000, and until their respective successors shall be duly elected and qualified or until their earlier resignation, removal from office or death. The Board of Directors unanimously recommends that you vote "FOR" the reelection of James F. White, Jr. and the election of Carl R. Adkins, M.D., who was appointed as a Director in November 1996 to fill a vacancy on the Board of Directors, to serve until 2000. See "Management-Directors and Executive Officers" and "Certain Transactions" for further information on such nominees. Stockholders may vote for up to two nominees. The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote thereon will be required for the election of Directors. Stockholders may not vote cumulatively in the election of Directors. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded. In the event any of the nominees should be unable to serve, which is not anticipated, the proxy committee, which consists of Pier C. Borra and Brad C. Roush, will vote for such other person or persons for the office of Director as the Board of Directors may recommend.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and ages of the Company's Directors and executive officers and the positions they hold with the Company. Executive officers serve at the pleasure of the Board of Directors.

NAME                                            AGE           POSITION
----                                            ---           --------
Pier C. Borra ........................           57           Chairman, Director (term expiring in
                                                              1999),  Chief Executive Officer,
                                                              President, and a member of the
                                                              Executive and Compensation
                                                              Committees

Stephen T. Bennett....................           56           Senior Vice President-Development

NAME                                            AGE           POSITION
----                                            ---           --------
Richard J. Clark......................           50           Senior Vice President-Health Care
                                                              and Chief Operating Officer

Dennis R. Smith.......................           42           Senior Vice President-Finance,
                                                              Chief Financial Officer and Chief
                                                              Accounting Officer

Allan K. Vrable.......................           45           President, Pharmacy Division

Carl R. Adkins, M.D...................           52           Director (term expiring in 1997) and
                                                              nominee for Director (term expiring
                                                              in 2000)

Howard E. Cox, Jr. ...................           53           Director (term expiring in 1998) and
                                                              a member of the Executive and
                                                              Compensation Committees

Thomas A. James ......................           54           Director (term expiring in 1998) and
                                                              a member of the Executive and
                                                              Compensation Committees

Fredrick C. Powell....................           56           Director (term expiring in 1999)  and
                                                              a member of the Audit Committee

Bruce G. Thompson.....................           67           Director (term expiring in 1999)  and
                                                              a member of the Audit Committee

James F. White, Jr....................           57           Director (term expiring in 1997),
                                                              nominee for Director (term expiring
                                                              in 2000) and a member of the Audit
                                                              Committee

    -------------------------------------------------------------------------

         PIER C. BORRA has served as Chairman of the Board, President and Chief Executive Officer of the Company since he founded it in April, 1985. From 1980 to 1984, he was President and a Director of Health Care and Retirement Corporation of America ("HCR"), a public company involved in the development and operation of nursing homes. From 1972 to 1980, Mr. Borra served as Executive Vice President and a Director of HCR and its predecessor, Wolfe Industries Construction Company. Mr. Borra is a Director of Health Care REIT, Inc., a public company, the shares of which are traded on the New York Stock Exchange.

         STEPHEN T. BENNETT has served as Senior Vice President-Development since April, 1985. From 1979 to 1984, Mr. Bennett was a Project Planner for HCR. Prior to 1979, he was a Project Review and Planning Officer for the West Central Ohio Systems Agency, and a consultant to the State of Ohio in the development of the state's health plan. From 1988 to

1993, Mr. Bennett served on the Ohio Certificate of Need Review Board. In 1995, he served as the Governor's appointee to the Florida Certificate of Need Study Committee.

         RICHARD J. CLARK has served as Chief Operating Officer since August, 1994, and as Senior Vice President-Health Care since April, 1985. From 1981 to 1984, Mr. Clark was Vice President of Operations for HCR. From 1978 to 1981, he was General Manager and Executive Vice President of Heartland Health Care Company, a division of HCR. Prior to 1978 he was Executive Director of the Southern Division of Unicare Health Facilities and the Vice President of Operations of Monterey Life Systems, Inc. Mr. Clark currently is Chairman of the board and executive committee member of the National Subacute Care Association. He also currently serves on the American Health Care Association's multi-facility committee.

         DENNIS R. SMITH has served as Senior Vice President-Finance and Chief Financial Officer since June, 1996 and as Chief Accounting Officer since February, 1995. From March, 1994 to June, 1996, Mr. Smith was the Company's Controller. From June, 1991 through March, 1994, Mr. Smith was Corporate Controller for Triad Healthcare, a spin-off of Nu-Med, Inc. From 1989 to 1991, he was Treasurer and Vice President of Corporate Finance at Nu-Med, Inc., a public company, the shares of which are traded on the Nasdaq National Market. Prior to 1989, Mr. Smith served as Senior Manager in the health care audit department of Deloitte & Touche.

         ALLAN K. VRABLE has served as President of the Company's Pharmacy Division since August, 1995. He also served as manager of Green Tree Pharmacy, Inc. ("Green Tree") from November, 1989, through June 30, 1995, when Green Tree was merged into The Druggist, Inc. which operates under the name of Vrable Healthcare Services. He has served as President of The Druggist, Inc. since 1978 and of Alternacare Plus Enterprises, Inc. since 1987.

         CARL R. ADKINS, M.D. has served as a Director of the Company since November, 1996. Dr. Adkins is Chairman, President and Chief Executive Officer of UtiliMed, Inc., a position he has held since September, 1995. From September, 1992 to September, 1995, he was President and Chief Executive Officer for the West Region of United HealthCare of Ohio, a subsidiary of United HealthCare Corp., a public company, the shares of which are traded on the New York Stock Exchange. From August, 1986 to September, 1992, Dr. Adkins served as Senior Vice President/Senior Medical Director for the New York Region of U.S. Healthcare.

         HOWARD E. COX, JR. has served as a Director of the Company since April, 1985. Mr. Cox is a General Partner of Greylock, a national venture capital firm headquartered in Boston with which he has been associated for 26 years. Mr. Cox is a Director of Stryker Corporation, HPR, AMISYS, Vincam and numerous private companies.

         THOMAS A. JAMES has served as a Director of the Company since June, 1988. Mr. James is Chairman and Chief Executive Officer of Raymond James Financial, Inc. and Chairman of Raymond James & Associates, Inc., an investment banking and securities firm. Raymond James & Associates, Inc. was a Managing Underwriter for the Company's initial public offering. Mr. James is Chairman of the Heritage Family of Mutual Funds, is a director of Imco Recycling, Inc., and has served as a Director of numerous other public corporations.

         FREDRICK C. POWELL has served as a Director of the Company since December, 1990. Mr. Powell is Chief Executive Officer and Founder of Omni Interactive Systems which custom designs and installs electronic environmental control systems for homes and businesses. Until December, 1993, he was President and General Manager of Rehab Systems Company, a firm he founded in 1987. From 1982 to 1987, he helped form and was Executive Vice President and Head of Operations for Rehab Hospital Services Corporation. Prior to 1982, Mr. Powell served as President and Chief Executive Officer at the Bradford, Pennsylvania hospital. Mr. Powell is a founding Director of Campania Insurance Co.

         BRUCE G. THOMPSON has been a Director of the Company since April, 1985. Mr. Thompson serves as President of First Toledo Corporation and retired in November, 1996 as Chairman of the Board and Chief Executive Officer of Health Care REIT, Inc. ("REIT"), the securities of which are listed on the New York Stock Exchange, companies he had founded in 1970 and 1971, respectively. Mr. Thompson is a Director of the REIT, a Director of KeyCorp, formerly known as Society National Bank, Toledo, Ohio; a Director of the Douglas Company, a general contractor; a Director of Huron Systems, Inc., which develops hospital information systems software for health care providers; and Chairman of the Board of Trustees of Medical College of Ohio.

         JAMES F. WHITE, JR. has served as a Director of the Company since May, 1994. Since January 1, 1996, he has been of counsel to the law firm of Shumaker, Loop & Kendrick, LLP. He served as Vice Chairman and Chief Executive Officer of Checkers Drive-In Restaurants, Inc. ("Checkers"), a public company, the shares of which are traded on the Nasdaq National Market, from August, 1994 to August, 1995, and as Vice Chairman from August, 1995 to December, 1995. Mr. White served as President of Checkers from March to July, 1994, and as Chief Operating Officer of Checkers from February, 1993 to February, 1994, and was a Director of the company from January, 1993 to December, 1995. Prior to joining Checkers, Mr. White was a senior partner of Shumaker, Loop & Kendrick, LLP in Toledo, Ohio. He practiced law with Shumaker, Loop & Kendrick, LLP for over 25 years and continued of counsel to the firm until December 31, 1993. Mr. White is a Director of Danka Business Systems, PLC, a public company, the shares of which are traded on the Nasdaq National Market, and numerous private companies.

         No family relationships exist between any of the Company's Directors, nominees and executive officers. There are no arrangements or understandings between any Director or nominee and any other person concerning service or nomination as a Director.

         The Board of Directors has Executive, Audit and Compensation Committees. The Company does not have a Nominating Committee; instead, the entire Board of Directors functions as a Nominating Committee.

         The Board of Directors held four meetings during 1996. Directors who were not officers of the Company received an $8,000 annual retainer in 1996, plus $2,000 for each Board meeting attended. In addition, Directors are reimbursed for expenses in connection with attendance at Board meetings. Directors who are officers of the Company receive no extra compensation for their services as Directors.

         In 1996, the Company adopted a stock option plan for non-employee directors. Under the terms of the plan, each of the Company's six non-employee directors has been granted an option to purchase 1,000 shares of Common Stock. All of the options have an exercise price equal to the average closing sale price for the five most recent trading days prior to the grant date. The non-statutory options become exercisable in three equal installments on the first three anniversaries of the grant date and expire ten years after the grant date. Additional options to purchase 1,000 shares of Common Stock automatically will be granted to non-employee directors on the date of each future annual meeting of stockholders.

         The Executive Committee, to the fullest extent allowed by the Delaware General Corporation Law and subject to the powers and authority delegated to the Audit Committee and the Compensation Committee, has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the Board of Directors. The Executive Committee took action eight times during 1996.

         The Audit Committee held two meetings during 1996. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors, discuss and review the scope and fees of the prospective annual audit with the independent auditors, review the results thereof with the independent auditors, review compliance with existing major accounting and financial policies, review the adequacy of the financial organization of the Company, review the adequacy of the internal audit process, review the adequacy of internal accounting controls and monitor compliance with federal and state laws relating to accounting practice.

         The Compensation Committee met two times and took action by written consent one time during 1996. The functions of the Compensation Committee are to review compensation for all officers, to review and approve annual salaries and bonuses for all executive officers, to review, approve and recommend to the Board of Directors the terms and conditions of the 401(k) employee benefit plan or changes thereto, to administer the Company's Stock Option Plans, and to carry out the responsibilities required by rules of the Securities and Exchange Commission.

         In 1996, each incumbent Director attended at least 75%, collectively, of the meetings of the Board held during the period for which he has been a director and of each committee of which he was a member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 17, 1997, information as to the beneficial ownership of the Company's Common Stock by (i) each person known to the Company as having beneficial ownership of more than 5% of the Company's Common Stock, (ii) each Director and nominee for Director, (iii) each "named executive officer" as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934 ("Named Executive Officers"), and (iv) all Directors and executive officers of the Company as a group.

   NAME AND ADDRESS OF                            AMOUNT AND NATURE OF                    PERCENT OF
   BENEFICIAL OWNER(1)                           BENEFICIAL OWNERSHIP(2)                    CLASS
   -------------------                           -----------------------                  ----------
Pier C. Borra (3)(4)                                   1,062,324                            15.3%

AIM Management Group(5)                                  510,100                             7.4
111 Greenway Plaza
Suite 1919
Houston, TX  77046

   NAME AND ADDRESS OF                            AMOUNT AND NATURE OF                    PERCENT OF
   BENEFICIAL OWNER(1)                           BENEFICIAL OWNERSHIP(2)                    CLASS
   -------------------                           -----------------------                  ----------
Thomas F. Franke (6)                                      454,324                             6.5
410 N. Eagle Street
Marshall, MI  49068

Allan K. Vrable (3)(7)                                     79,905                             1.2

Richard J. Clark (3)(8)                                    68,416                             1.0

Stephen T. Bennett (3)(9)                                  46,999                              *

Howard E. Cox, Jr. (3)(10)                                 43,546                              *
Greylock
One Federal Street
Boston, MA  02110

Thomas A. James (3)(11)                                    35,000                              *
Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, FL  33716

Bruce G. Thompson (3)(12)                                  25,467                              *
First Toledo Corp.
One SeaGate, Suite 1960
P.O. Box 2165
Toledo, OH  43603-2165

Fredrick C. Powell (3)(13)                                  2,333                              *
Omni Interactive Systems
2415A Old Gettysburg Road
Camp Hill, PA  17011

Dennis R. Smith (3)(14)                                     2,400                              *

James F. White, Jr. (3)(15)                                 2,000                              *
Shumaker, Loop & Kendrick, LLP
North Courthouse Square
1000 Jackson
Toledo, OH 43624

Carl R. Adkins, M.D.(3)                                       -0-                              *
UtiliMed, Inc
40 Skokie Blvd., Suite 500
Northbrook, IL 60062

All Directors and Executive Officers                    1,368,390                            19.7%
as a Group (11 persons)


*        Represents less than one percent of the class.

(1) Unless otherwise indicated above, the address of the persons listed in the table is as follows: c/o Arbor Health Care Company, 1100 Shawnee Road, Lima, OH 45805.

(2) This column sets forth shares of Common Stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the Securities and Exchange Commission. All of the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them except as otherwise described in the following footnotes.

(3) See "Management - Directors and Executive Officers" for position with the Company.

(4) Shares are held of record by Pier C. Borra individually (101,666), Renee A. Borra (100,000), and Pier C. Borra and Renee A. Borra, jointly (860,658). Excludes 33,333 shares held in trust for Mr. Borra's son as to which he disclaims beneficial ownership.

(5) Based on information contained in Amendment No. 1 to Schedule 13G filed by AIM Management Group with the Securities and Exchange Commission on February 12, 1997.

(6) Shares are held of record by Thomas F. Franke as Trustee under an Inter Vivos Trust dated May 20, 1981. The address of the trust is Suite F, 6360 Jackson Road, Ann Arbor, MI 48103. Based on information contained in Amendment No. 1 to Schedule 13G filed by Thomas F. Franke with the Securities and Exchange Commission, dated February 2, 1996.

(7) Includes 5,000 shares owned by Mr. Vrable's wife, beneficial ownership of which is disclaimed.

(8) Includes 7,333 shares which Mr. Clark has the right to acquire under currently exercisable stock options.

(9) Includes 5,333 shares which Mr. Bennett has the right to acquire under currently exercisable stock options.

(10) Includes 5,667 shares which Mr. Cox has the right to acquire under currently exercisable stock options.

(11) Includes 20,000 shares owned by a charitable foundation for which Mr. James serves as a trustee, beneficial ownership of which is disclaimed, and 1,667 shares which Mr. James has the right to acquire under currently exercisable stock options.

(12) Includes 5,555 shares held by Mr. Thompson's son, beneficial ownership of which is disclaimed, and 334 shares which Mr. Thompson has the right to acquire under currently exercisable stock options.

(13) Includes 1,000 shares which Mr. Powell has the right to acquire under currently exercisable stock options.

(14) Includes 2,400 shares which Mr. Smith has the right to acquire under currently exercisable stock options.

(15) Includes 1,000 shares held in a self-directed retirement plan for the benefit of James F. White, Jr., and 1,000 shares which Mr. White has the right to acquire under currently exercisable stock options.

                       DIRECTOR AND EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

         The following table is a summary of the compensation paid or accrued by the Company for the last three fiscal years for services in all capacities to each of the Named Executive Officers.

--------------------------------------------------------------------------------------------------------------------------
                                                     SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------
                                                                                               LONG TERM
                                                      ANNUAL COMPENSATION                     COMPENSATION       ALL OTHER
        NAME AND                                            SALARY                              AWARDS -          COMPEN-
   PRINCIPAL POSITION                     YEAR                (1)            BONUS (2)         OPTIONS (3)         SATION
--------------------------------------------------------------------------------------------------------------------------
Pier C. Borra                             1996             $245,000           $171,638           50,000          $     -
Chairman of the Board,                    1995              225,000            148,419             -                   -
President and Chief                       1994              200,000            116,156             -                   -
Executive Officer

Richard J. Clark                          1996              165,000             67,571             -               1,000
Senior Vice President-                    1995              135,000             76,438           20,000            1,000
Health Care and Chief                     1994              120,000             70,659             -               1,000
Operating Officer

Allan K. Vrable                           1996              167,000             60,000             -               1,000
President, Pharmacy                       1995               80,000             25,000             -                   -
Division                                  1994                    -                  -             -                   -

Stephen T. Bennett                        1996              125,000             57,075             -               1,000
Senior Vice President-                    1995              115,000             56,845           10,000              479
Development                               1994              110,000             48,330             -               1,000

Dennis R. Smith                           1996              120,000             34,296           28,000            1,000
Senior Vice President -                   1995               87,000             20,342            7,000              650
Finance, Chief                            1994               85,000             15,000            5,000                -
Financial Officer and
Chief Accounting Officer
--------------------------------------------------------------------------------------------------------------------------

(1) Certain perquisites were provided to certain of the Named Executive Officers, but in no event did the value of the perquisites provided in any year exceed 10% of the amount of the executive's salary for that year.

(2) Bonuses were accrued pursuant to individual bonus plans with each executive officer, which are comprised of an objective component (a percentage of the Company's pre-tax income in excess of a pre-determined goal) and a subjective component (based on the Compensation Committee's evaluation of the executive's overall performance, including performance in comparison with goals for which the officer has responsibility).

(3) The stock options described in this table which were granted by the Company in 1996 and 1995 were granted pursuant to the 1995 Stock Option Plan of the Company. The options vest 20% each year over five years, and the options granted in 1996 and 1995 expire in 2006 and 2005, respectively, except for 23,310 options granted in 1996 to Mr. Borra which expire in 2001. The stock options awarded in 1994 were granted by the Company pursuant to the 1985 Stock Option Plan of the Company. The options vest 20% each year over five years and expire in 2004.

                   STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table details individual grants of stock options made in fiscal year 1996 to each of the Named Executive Officers of the Company. The Company has never granted any stock appreciation rights (SAR). The table also indicates the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of the grant to the end of the option term at the following annualized rates:

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                      ANNUAL RATES OF
                                                                                                        STOCK PRICE
                                                                                                     APPRECIATION FOR
                                    INDIVIDUAL GRANTS (1)                                             OPTION TERM (2)
-----------------------------------------------------------------------------------------------------------------------------
            (a)                     (b)              (c)            (d)             (e)             (f)            (g)
                                                  % of Total
                                 Number of         Options
                                Securities        Granted to      Exercise
                                Underlying         Employees       or Base
                                 Options           in Fiscal        Price      Expiration
            Name                Granted (#)          Year          ($/Sh)          Date           5% ($)             10% ($)
-----------------------------------------------------------------------------------------------------------------------------
                                26,690 (3)           20.9          19.50         10/29/06         327,311            829,471
Pier C. Borra                   23,310 (3)           18.2          21.45         10/29/01         138,140            305,254

Richard J. Clark                     -                -              -               -               -                     -

Allan K. Vrable                      -                -              -               -               -                     -

Stephen T. Bennett                   -                -              -               -               -                     -

Dennis R. Smith                 28,000 (3)           21.9          19.50          10/29/06        343,376            870,183
-----------------------------------------------------------------------------------------------------------------------------

          (1)       All options were granted pursuant to the 1995 Stock Option
                    Plan.

          (2) The 5% and 10% assumed annual rates of stock price appreciation are provided in compliance with Regulation S-K under the Securities Exchange Act of 1934. The Company does not necessarily believe that these appreciation calculations are indicative of actual future stock option values or that the price of the Company's Common Stock will appreciate at such rates.

          (3) These options provide that they become exercisable for one-fifth of the shares on October 29, 1997, and for an additional one-fifth thereafter on each of the next four anniversaries of such date.

                STOCK OPTION EXERCISES AND YEAR END OPTION VALUES

         The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 1996 and unexercised options held on December 31, 1996.

                                                                  Number of Securities
                               Shares                            Underlying Unexercised             Value of Unexercised In-the-
                              Acquired         Value                   Options at                         Money Options at
                              on Exer-       Realized               December 31, 1996                   December 31, 1996 (1)
          Name                cise (#)        ($000)         Exercisable      Unexercisable        Exercisable       Unexercisable
          ----                --------        ------         -----------      -------------        -----------       -------------
Pier C. Borra                         -              -                 -          50,000          $          -            $279,546
Richard J. Clark                      -              -             7,333          16,000               110,659             144,000
Allan K. Vrable                       -              -                 -               -                     -                   -
Stephen T. Bennett                    -              -             5,333           8,000                92,659              72,000
Dennis R. Smith                   2,400         18,157             1,000          36,600                 7,250             235,750

----------------------------------------------------------------------------------------------------------------------------------

         (1) Based upon the December 31, 1996 closing stock price of $26.00, as reported on the Nasdaq National Market.

         The information contained in the following sections "Report of Compensation Committee" and "Performance Graph" are not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

REPORT OF COMPENSATION COMMITTEE

         The following report was prepared by the members of the Company's Compensation Committee:

         Annual compensation for the Company's Named Executive Officers, including the Chief Executive Officer, is determined by the Compensation Committee. The goals of the Company's compensation program are to attract, retain, motivate and reward highly qualified management personnel and to provide them with long-term career opportunities. The Company's compensation philosophy is to provide its executives with a competitive total compensation package which motivates superior job performance, the achievement of the Company's business objectives, and the enhancement of stockholder value. Compensation of the Company's Named Executive Officers is reviewed annually by the Committee. Changes proposed for these employees are evaluated and approved by the Committee on an individual basis.

         The Company's general approach to compensating Named Executive Officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other public nursing home companies, although the Company does not attempt to meet salary levels of such companies. Instead, the Committee sets overall compensation at a level it believes to be fair, based upon a subjective analysis of the individual executive's experience and past and potential contributions to the Company. To assist in determining appropriate overall compensation, the Company reviews information regarding revenues, income, and executive compensation for other public nursing home companies.

         In addition to base salaries, which are reviewed annually, the Committee establishes annual performance-based incentive opportunities for its Named Executive Officers, including the Chief Executive Officer. Bonus plans, based upon various factors which may differ for individual officers, are set prior to or shortly after the beginning of the year which reflect the Company's performance expectations and support the attainment of the Company's strategic, operational and financial goals. Typically, the bonus plans include both an objective component (a percentage of the Company's pre-tax income in excess of a pre-determined level, sometimes subject to adjustment based on individual criteria) and a subjective component (the Committee's evaluation of the executive's overall performance, including performance in comparison with goals for which the officer has responsibility).

         Approximately 70% of the Chief Executive Officer's 1996 bonus was based on an increase in profitability by the Company in excess of a pre-determined level, and approximately 30% was awarded in recognition of his performance in successfully managing the Company. The bonuses paid to the Chief Executive Officer and other Named Executive Officers were calculated in February, 1997 in accordance with the individual bonus plans approved in February, 1996.

         Stock option grants to Named Executive Officers and other key employees of the Company, including the Chief Executive Officer, are made at the discretion of the Compensation Committee pursuant to the Company's 1995 Stock Option Plan (the "Stock Option Plan"). The Chief Executive Officer and one other current Named Executive Officer received stock option grants in 1996. Factors and criteria used by the Compensation Committee in the award of stock options included individual responsibilities, individual performance and direct and indirect contributions to the profitability of the Company. The benefits derived from each stock option granted under the Stock Option Plan are directly attributable to a future increase in the value of the Company's Common Stock.

         Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to a corporation's key executive officers unless certain requirements are met. One of the requirements imposed under regulations promulgated by the Internal Revenue Service is that the corporation's compensation committee be comprised solely of "disinterested directors." Not all of the Directors serving on the Company's Compensation Committee are disinterested under those regulations. However, given the Company's compensation program and historic compensation levels, the Compensation Committee does not believe the limitation on deductibility will have a material effect on the Company. The Company intends to monitor the effect of the Section 162(m) regulations and take steps in the future as might be appropriate.

         Pier C. Borra abstains from all determinations by the Compensation Committee as they relate to his compensation as Chief Executive Officer and President.

                                              COMPENSATION COMMITTEE

                                                     Pier C. Borra
                                                     Howard E. Cox, Jr.
                                                     Thomas A. James

TERMINATION OF EMPLOYMENT CHANGE-IN-CONTROL ARRANGEMENTS

         On June 1, 1996, the Company entered into key executive termination payment plans with Pier C. Borra, Richard J. Clark, and Stephen T. Bennett and on June 21, 1996 with Dennis R. Smith. The termination plan for each of Messrs. Clark, Bennett and Smith provides that if, within one year following a change in control of the Company, the Company terminates such employee's employment or such employee terminates his employment with the Company for good reason (including diminution of his duties, removal from his position as executive officer of the Company, reduction in his compensation, or any requirement that he change his current place of principal residence), such employee will receive a cash severance benefit equal to the sum of his then current annual base salary and his prior year's bonus. Mr. Borra's plan provides that, upon the happening of any such event, he will receive a cash severance benefit equal to two times the sum of his then current annual base salary and his prior year's bonus. The severance benefit will be paid in a lump sum within ten business days following the employee's termination of employment. In addition, such employee will be entitled to acceleration of any stock options which are unvested at the date of termination of his employment and payment of COBRA insurance premiums for a period of six months following the date of termination of his employment. If it is determined that any payment or distribution by the Company to such employee would be subject to excise tax, the amount of the payments to him will be increased to cover such excise tax.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee are Pier C. Borra, Howard E. Cox, Jr. and Thomas A. James. Mr. Borra is Chairman, President and Chief Executive Officer of the Company. Mr. Borra abstained from voting as to his compensation package as an officer. Mr. Borra also is a director of Health Care REIT, Inc., a company for which Bruce G. Thompson, a director of the Company, serves as a director and until November, 1996, served as an executive officer. Mr. James is chairman of Raymond James & Associates, Inc., an investment banking and securities firm which acted as a managing underwriter in the Company's initial public offering. Mr. James is also chairman and chief executive officer of Raymond James Financial, Inc., which owned two subsidiaries that are the controlling partners in a partnership that is the general partner in a partnership that owned a health center leased to the Company until September, 1996, at which time the Company acquired the center. See "Certain Transactions."

PERFORMANCE GRAPH

         The following graph compares cumulative total return among Arbor Health Care Company, Nasdaq Market Index and Peer Group Index from August 6, 1993, to December 31, 1996.

                                                                         Measurement Period
                                 --------------------------------------------------------------------------------------------
                                          8/93               12/93             12/94               12/95                12/96
-----------------------------------------------------------------------------------------------------------------------------
Arbor Health Care Co.                    100.00             115.25             138.98              118.64              176.27
Nasdaq Market Index                      100.00             105.26             110.52              143.35              178.13
Peer Group Index                         100.00             122.95             149.64              148.11              166.34


         The graph above assumes $100 invested on August 6, 1993, in Arbor Health Care Company, and companies included in the Nasdaq Market Index and in the Peer Group. Comparison is made for the period from August 6, 1993, to December 31, 1996, with the base measurement point fixed at the close of trading on August 6, 1993, since the Company's stock has only been registered under the Exchange Act and trading reported by the Nasdaq National Market since that date. Total return assumes reinvestment of any dividends for all companies considered within the comparison. The stock price performance shown on the graph above is not necessarily indicative of future price performance.

         The graph above compares the performance of the Company with that of the Nasdaq Market Index, and a group of peer companies, excluding the Company, with the investment weighted on market capitalization at the beginning of the measurement period. The Nasdaq Market Index includes all companies, the common stock of which is listed on The Nasdaq Stock Market and Over the Counter Market. Companies in the peer group are Beverly Enterprises, Inc., Genesis Health Ventures, Inc., GranCare, Inc., Health Care and Retirement Corporation, Horizon CMS Healthcare Corporation, Integrated Health Services, Inc., Living Centers of America, Inc., Manor Care, Inc., and Mariner Health Group, Inc. The Hillhaven Corporation, a tenth company previously included in the index, has been excluded for all periods because it ceased to exist as a separate corporation following its acquisition by another company in 1995.

                              CERTAIN TRANSACTIONS

         The information set forth herein briefly describes transactions during the past fiscal year between the Company and its Directors, officers and 5% stockholders. Management of the Company believes that such transactions have been on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties. These transactions have been approved by a majority of the Company's disinterested Directors and the Audit Committee. Future transactions, if any, with affiliated parties will be approved by a majority of the Company's disinterested Directors and the Audit Committee and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

         On September 19, 1996, the Company acquired Arbors at Waterville, a 100-bed Center that it has operated under an operating lease agreement since 1989. Raymond James Financial, Inc. ("RJFI") owns two subsidiaries that are controlling partners in a partnership that is the general partner in the partnership that owned the Center. The general partner's interest in the leased Center was 1%. Thomas A. James, a Director of the Company, is an officer, director and major stockholder of RJFI. The purchase price of $5.8 million was funded with $4.6 million in debt and cash of approximately $1.2 million. The acquisition was accounted for using the purchase method. The excess of the purchase price over the estimated fair value of the tangible net assets acquired is amortized over a period of 20 years using the straight-line method. Lease expense paid to the partnership in 1996 prior to acquisition was approximately $401,000. RJFI is an affiliate of Raymond James & Associates, Inc., an investment banking firm which served as Managing Underwriter for the Company's initial public offering.

     On June 30, 1995, the Company acquired all of the outstanding stock of The Druggist, Inc. ("Druggist") from Allan K. Vrable. Mr. Vrable currently serves as President of the Company's Pharmacy Division, The Druggist, Inc. and Alternacare Plus Enterprises, Inc. ("Alternacare"). The purchase price of $10.5 million consisted of $4.8 million in seller financing, $3.0 million in additional acquisition borrowings, cash of approximately $2.2 million and $0.5 million in Common Stock of the Company (24,968 shares). The Company may be required to make additional payments of up to $2.5 million if certain earnings targets are attained through December 31, 1999. The Company leases Druggist and Alternacare office space from Mr. Vrable under renewable operating lease agreements. Interest and lease expense paid by the Company to or on behalf of Allan K. Vrable in 1996 was $373,619 and $240,000, respectively.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company's knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all of them complied with the Section 16(a) filing requirements in 1996, except as follows: Pier C. Borra, Renee A. Borra, Fredrick C. Powell and Dennis R. Smith, each filed one untimely Form 4 report with respect to one transaction.

                         PROPOSAL TO AMEND THE COMPANY'S
                             1995 STOCK OPTION PLAN

         The 1995 Stock Option Plan (the "Stock Option Plan") provides incentive stock options to employees (including officers) of the Company and its subsidiaries and the grant of nonstatutory options to employees (including officers), and Directors of the Company and its subsidiaries and others. On February 21, 1997, subject to stockholder approval, the Board of Directors adopted an amendment to the Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 300,000, bringing the total number of shares authorized for issuance under the Stock Option Plan to 632,197 shares. The proposed share increase will avoid a shortfall in the number of shares available for award by the Compensation Committee.

         At the Meeting, the stockholders are asked to approve the amendment to the Stock Option Plan adopted by the Board of Directors in February 1997, increasing the number of shares of Common Stock authorized to be issued thereunder from a total of 332,197 shares to a total of 632,197 shares. The affirmative vote of a majority of the votes cast at the meeting is required to approve the proposed amendment to the Stock Option Plan.

         THE FOLLOWING GENERAL DESCRIPTION OF CERTAIN FEATURES OF THE STOCK OPTION PLAN IS QUALIFIED IN ITS ENTIRETY TO REFERENCE TO THE STOCK OPTION PLAN, COPIES OF WHICH ARE AVAILABLE UPON REQUEST TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY. IN ADDITION, A COPY OF THE STOCK OPTION PLAN IS FILED WITH THE SEC AS AN APPENDIX TO THE COMPANY'S PROXY STATEMENT DATED APRIL 24, 1995.

SUMMARY OF THE STOCK OPTION PLAN

         Shares Available Under the Stock Option Plan. Subject to adjustment as provided in the Stock Option Plan, the number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the Stock Option Plan will not in the aggregate exceed 332,197, which may be original issue shares, treasury shares, or a combination thereof. The stockholders are asked to approve an amendment to the Stock Option Plan increasing the number of shares by 300,000 to 632,197.

         Eligibility. Officers, other key salaried employees of the Company and members of the Board of Directors may be selected by the Compensation Committee to receive benefits under the Stock Option Plan. It is estimated that approximately 60 individuals currently are eligible to participate in the Stock Option Plan.

         Options. Options granted to eligible employees under the Stock Option Plan may be Options that are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Code or Options that are not intended to so qualify ("Nonstatutory Options"). Options granted to non-employee members of the Board of Directors will be Nonstatutory Options.

         If the Option is designated as an Incentive Stock Option, the purchase price of the Common Stock that is the subject of such Option may be not less than the fair market value of the Common Stock on the date the Option is granted. If the Option is a Nonstatutory Option, the purchase price may be equal to or less than the fair market value of the Common Stock on the date the Option is granted, as the Compensation Committee shall determine. The market value of a share of Common Stock was $25.75 on March 17, 1997, which was the closing price of the Common Stock on the Nasdaq Stock Market on that date. The option price is payable at the time of exercise (i) in cash, (ii) by the delivery of shares of Common Stock having a fair market value equal to the option price, (iii) with a promissory note for part of the option price, or (iv) in such other manner as the Compensation Committee may approve. Any grant may provide for payment of the option price from the proceeds of sale through a broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates.

         No Options may be exercised more than 10 years from the date of grant. Each employee's or director's stock option agreement may specify the period of continuous service with the Company that is necessary before the Option will become exercisable. Except in the case of an employee who is permanently and totally disabled, if the Option is intended to be an Incentive Stock Option it will be exercisable only if the recipient is an employee of either the Company or a subsidiary corporation at all times during the period beginning on the date of the grant of the Option and ending on a date which is no later than three months before the date of such exercise, all as specified in the employee's or director's stock option agreement. Successive grants may be made to the same recipient regardless of whether Options previously granted to him or her remain unexercised.

         Transferability. No Option granted under the Stock Option Plan is transferable by a participant except by will or the laws of descent and distribution. Options may not be exercised during a participant's lifetime except by the participant or, in the event of the participant's incapacity, by the participant's guardian or legal representative acting in a fiduciary capacity on behalf of the participant under state law and court supervision.

         Adjustments. The maximum number of shares that may be issued or transferred under the Stock Option Plan and the number of shares covered by outstanding Options and the option prices per share applicable thereto are subject to adjustment in the event of stock dividends, stock splits, combinations, exchanges of shares, recapitalizations, mergers, consolidations, liquidation of the Company, and similar transactions or events.

         Administration and Amendments. The Stock Option Plan is administered by the Compensation Committee. In connection with its administration of the Stock Option Plan, the Compensation Committee is authorized to interpret the Stock Option Plan and related agreements and other documents.

         The Stock Option Plan may be amended from time to time by the Board of Directors in such respects as it deems advisable. Further approval by the stockholders of the Company will be required for any amendment that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Stock Option Plan, (ii) materially change the classes of persons eligible to participate in the Stock Option Plan, or (iii) otherwise cause Rule 16b-3 under the Exchange Act to cease to be applicable to the Stock Option Plan. No amendment may change the Stock Option Plan so as to cause any Option intended to be an Incentive Stock Option to fail to meet the Internal Revenue Code requirements for an incentive stock option. No amendment may change any rights an optionee may have under any outstanding Option without the written consent of the Optionee. The Board of Directors may at any time terminate or discontinue the Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Stock Option Plan based on federal income tax laws in effect on January 1, 1997. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         Nonstatutory Options. In general, (i) an employee or director will not recognize taxable income at the time he or she is granted Nonstatutory Options;
(ii) at the time of exercise of a Nonstatutory Option, ordinary income will be recognized by the employee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares; and
(iii) at the time of sale of shares acquired pursuant to the exercise of a Nonstatutory Option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

         Incentive Stock Options. No income generally will be recognized by an employee upon either the grant or the exercise of an Incentive Stock Option. If the shares of Common Stock are issued to an employee pursuant to the exercise of an Incentive Stock Option and the shares are not sold or otherwise transferred by the employee within two years after the date of grant or within one year after the transfer of the shares to the employee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the employee as long-term capital gain and any loss sustained will be a long-term capital loss.

         If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of before the expiration of the one-year or two-year holding periods described above, including where the employee pays the option price through a so-called cashless exercise, the employee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the employee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

         Tax Consequences to the Company. To the extent that the recipient of an Option recognizes ordinary income in the circumstances described above, the Company generally will be entitled to a corresponding federal income tax deduction, provided that, among other things, (i) the income meets the test of reasonableness, and is an ordinary and necessary business expense; (ii) the benefits do not constitute an "excess parachute payment" within the meaning of
Section 280G of the Code; and (iii) the deduction is not disallowed because the compensation paid to the employee during the period exceeds the $1 million limitation on executive compensation of named executive officers.

         The affirmative vote of a majority of the shares of Common Stock of the Company present, or represented, and entitled to vote at the Meeting is necessary for approval of the amendment to the Stock Option Plan. The Board of Directors believes that the approval of the amendment is in the best interests of the Company and the stockholders because the Stock Option Plan enables the Company to provide competitive equity incentives to officers and key salaried employees to enhance the profitability of the

Company and increase stockholder value. The Stock Option Plan further serves to align the interests of such persons and members of the Board of Directors with the interests of stockholders by giving them a personal interest in the value of the Company's Common Stock.

         THE BOARD OF DIRECTORS HAS APPROVED THE AMENDMENT TO THE STOCK OPTION PLAN AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.

                                PROPOSAL TO ADOPT
                          EMPLOYEE STOCK PURCHASE PLAN

         Effective April 1, 1997, the Board of Directors, subject to stockholder approval, adopted the Arbor Health Care Company Employee Stock Purchase Plan (the "Stock Purchase Plan"). It is proposed that the stockholders of the Company approve the Stock Purchase Plan. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the Stock Purchase Plan. If the Stock Purchase Plan is not approved by the stockholders, it will not become effective. The purpose of the Stock Purchase Plan is to provide employees (except employees who own 5% or more of the Company's Common Stock, Directors and the Named Executive Officers) of the Company and its subsidiaries with an opportunity to purchase through payroll deductions Common Stock at a purchase price that is 90% of the fair market value of Common Stock.

         A COMPLETE COPY OF THE STOCK PURCHASE PLAN IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX I. THE FOLLOWING DISCUSSION OF THE STOCK PURCHASE PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX I.

SUMMARY OF THE STOCK PURCHASE PLAN

         Purpose. The purpose of the Stock Purchase Plan is to provide employees (except employees who own 5% or more of the Company's Common Stock, Directors and the Named Executive Officers) of the Company and its subsidiaries with an opportunity to purchase Common Stock through payroll deductions.

         Administration. The Board of Directors has created a committee composed of three officers of the Company, which is generally responsible for the administration of the Stock Purchase Plan, and for creating any rules or regulations needed for its operation.

         The Board of Directors will also appoint a nationally known stock brokerage firm to act as the "Agent" for participating employees under the Stock Purchase Plan. This Agent will complete all purchases of shares on behalf of participating employees, and has the authority (and discretion) to determine the exact times at which purchases of Common Stock will be made under the Stock Purchase Plan, as well as the prices. This Agent will also retain custody of the stock purchased for employees under the Stock Purchase Plan.

         Eligibility and Participation. Any employee (except employees who own 5% or more of the Company's Common Stock, Directors and the Named Executive Officers) who is employed for at least 20 hours per week and more than five months per calendar year by the Company or any of its subsidiaries is eligible to participate in the Stock Purchase Plan, provided that such employee has been employed for at least one year prior to any offering date and subject to limitations imposed by Section 423(b) of the Internal Revenue Code. Eligible employees become participants in the Stock Purchase Plan by delivering to the Company's payroll office, at least 20 days prior to the first day of the applicable offering period, an authorization form directing payroll deductions.

         Offering Periods. The Stock Purchase Plan is generally implemented by one offering during each three-month period of the plan. Offering periods normally commence in January, April, July and October of each year and offering dates normally are the first day of each of these months. The Board of Directors has the power to alter the duration of the offering periods without stockholder approval. On the first day of each offering period, the Company grants options to purchase shares of Common Stock to each participant. On the last day of each offering period, the participants are deemed to have exercised the options.

         Purchase Price. The purchase price at which shares will be sold in an offering under the Stock Purchase Plan is 90% of the fair market value of Common Stock. Up to 150,000 shares of the Company's Common Stock will be available for purchase by employees under the plan. These shares will be bought either on the open market (that is, in purchases made on the Nasdaq Stock Market or other public stock markets) or directly from the Company. When shares are purchased on the open market, the Company will contribute the additional funds needed to purchase the shares at fair market value. If the shares are purchased directly from the Company, the fair market value will be based on the average of the closing prices during the last 20 trading days of the quarter. The Board of Directors has the authority to increase the Company's contribution for any offering period up to 15% of the Purchase Price to be paid for Common Stock for that offering period. The Company's contributions (and the discount) will be limited to an aggregate of $12,500 each quarter, unless the Board of Directors expressly approves a larger amount.

         Payroll Deductions. The purchase price of the shares to be acquired under the Stock Purchase Plan is accumulated by payroll deductions over the offering period. The rate of deductions may not exceed 10% of participant's compensation, up to an annual maximum of $10,000 per employee. A participant may not increase or decrease the rate of payroll deductions during the offering period, except that an employee may reduce the deduction to zero during a quarter.

         All payroll deductions made for a participant are credited to his or her account under the Stock Purchase Plan and are deposited with the general funds of the Company. The amount by which an employee's payroll deductions exceeds the amount required to purchase the shares subject to option and amounts attributable to fractional share interests are rolled over into the next offering period.

         Withdrawal. A participant in the Stock Purchase Plan may terminate his or her interest in a given offering in whole, but not in part, by giving written notice to the Company of his or her election to withdraw at least 30 days prior to the end of the applicable three-month offering period. Such withdrawal automatically terminates the participant's interest in that offering, but does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Stock Purchase Plan.

         Termination of Employment. Upon termination of a participant's employment, any cash credited to the participant's account and not used to purchase shares will be refunded and any shares of Common Stock held by the Agent for the participant's account will be distributed to the participant or, if the participant is deceased, his or her beneficiary, unless the participant or his or her beneficiary requests that the Agent sell the Common Stock in the account and forward the net proceeds to the participant or beneficiary, as applicable.

         Selling Stock. Eligible employees generally will not be able to sell the shares purchased for their accounts under the plan for at least six months after the shares were purchased. After that date, the shares can be withdrawn or sold.

         Capital Changes. In the event of any change in the number of outstanding shares of Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split or stock dividend, combination of shares, or any other change in the corporate structure or shares of stock of the Company, appropriate adjustment will be made in the purchase price and in the number and kind of shares subject to purchase under the Stock Purchase Plan, as well as in the number of shares available for issuance under the Stock Purchase Plan.

         Nonassignability. No rights or accumulated payroll deductions of an employee under the Stock Purchase Plan may be pledged, assigned, transferred or otherwise disposed of in any way for any reason other than death. Any attempt to do so may be treated by the Company as an election to withdraw from the Stock Purchase Plan.

         Amendment and Termination of the Stock Purchase Plan. The Board of Directors of the Company may at any time amend or terminate the Stock Purchase Plan. Approval of the stockholders of the Company is required for amendments to the Stock Purchase Plan if such amendment would (a) increase the number of shares which may be available for purchase under the Stock Purchase Plan (except in connection with capital changes of the Company) or (b) materially modify the requirements as to eligibility for participation under the Stock Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

         The Stock Purchase Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 of the Code. Under these provisions, amounts deducted from a participant's pay under the Stock Purchase Plan are included in the employee's compensation subject to federal income and social security taxes. The Company will withhold taxes on these amounts. Participants will not recognize any additional income for federal income tax purposes either upon enrollment in the Stock Purchase Plan or upon any purchase of stock thereunder. The tax consequences are deferred until a participant sells the stock acquired under the Stock Purchase Plan, or a participant disposes of such stock by gift or otherwise.

         Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the beginning of the quarter in which the option was granted the gain will be taxed as long-term capital gain except that the lesser of this gain or the excess of the fair market value of the shares over the option price on the offering date (as if the option was exercised at such time) will be treated as ordinary income (but not subject to withholding or social security taxes). If the shares are disposed of before the expiration of this holding period, the participant will recognize ordinary income for federal income tax purposes (and may be subject to withholding taxes including social security taxes) in an amount generally measured as the excess of the fair market value of the shares on the exercise date over the purchase price, and any further gain (or loss) generally will be long-term or short-term capital gain (or loss), depending on the holding period.

         The Company is entitled to a deduction for amounts taxed to a participant as ordinary income only to the extent that ordinary income is recognized by the participant upon disposition of shares.

         The foregoing does not purport to be a complete summary of the effect of federal income taxation of Stock Purchase Plan transactions upon participants and the Company. It also does not discuss the tax consequences of a participant's death or the provisions of the income tax laws of any municipality or state in which a participant may reside.

         THE BOARD OF DIRECTORS HAS APPROVED THE EMPLOYEE STOCK PURCHASE PLAN AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN.

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Company has engaged the firm of Ernst & Young LLP, independent auditors, to report upon the financial statements included in the Annual Report previously delivered to the stockholders. A representative from said firm will be in attendance at the Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance. The Company has appointed Ernst & Young LLP to report upon its 1997 financial statements, subject to ratification of such appointment by the stockholders at the Meeting. Stockholder ratification of the Company's independent auditors is not required by the Company's By-Laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice and unanimously recommends that you vote "FOR" such ratification. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

                                 OTHER BUSINESS

         Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

                            STOCKHOLDER PROPOSALS FOR
                     PRESENTATION AT THE 1998 ANNUAL MEETING

         The Board of Directors requests that any stockholder proposals intended for presentation at the 1998 Annual Meeting be submitted to Brad C. Roush, Secretary, in writing no later than December 1, 1997, for consideration for inclusion in the Company's proxy materials for such meeting.

                                           By Order of the Board of Directors

                                           /s/ Brad C. Roush
                                           ---------------------------------
                                           BRAD C. ROUSH
                                           Secretary

Dated:  April 18, 1997

                                                                      Appendix I

                            ARBOR HEALTH CARE COMPANY
                          EMPLOYEE STOCK PURCHASE PLAN

SECTION ONE.  PURPOSES

                  The Arbor Health Care Company Employee Stock Purchase Plan (the "Plan") is intended to provide employees of Arbor Health Care Company and its Subsidiaries (hereinafter referred to, unless the context otherwise requires, as the "Company") with an opportunity to acquire shares of the Company's Common Stock at an advantageous price with savings accumulated through payroll deductions. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of that section of the Code.

SECTION TWO.  DEFINITIONS

                  A. Agent. The term "Agent" shall mean the bank, brokerage firm, or other firm the Board of Directors has designated to carry out the functions assigned to the Agent in Section Sixteen hereof.

                  B. Board of Directors. The term "Board of Directors" shall mean the Board of Directors of the Company (or any committee to which the Board of Directors has delegated authority to act with respect to a specific activity).

                  C. Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  D. Common Stock. The term "Common Stock" shall mean the common stock, par value $0.03 per share, of the Company.

                  E. Company. The term "Company" shall mean Arbor Health Care Company, a Delaware corporation.

                  F. Compensation. The term "Compensation" shall mean cash compensation, before any payroll deductions for taxes or any other purposes, paid by the Company or a Subsidiary to a Participant in respect of the service of such Participant to the Company or a Subsidiary during an Offering Period. This amount shall be deemed to include any amounts which the Participant has elected to defer for federal income tax purposes under any 401(k) savings plan, cafeteria plan or deferred compensation plan maintained by the Company or a Subsidiary. Compensation shall not include any amounts paid to the Participant as (i) any amounts paid during that Offering Period on account of the Participant under any employee pension benefit plan (as defined in Section 3(2) of ERISA), and (ii) except as otherwise provided in the preceding sentence, any amounts which are not includable in the income of the Participant for federal income tax purposes.

                  G. Designated Subsidiary. The term "Designated Subsidiary" shall mean a Subsidiary designated by the Board of Directors to participate in the Plan.

                  H. Offering Date. The term "Offering Date" shall mean April 1, 1997, and the first day of each subsequent July, October, January and April.

                  I. Offering Period. The term "Offering Period" shall mean a three-month period commencing with an Offering Date and ending with the following Purchase Date. The initial Offering Period shall commence April 1, 1997 and end June 30, 1997.

                  J. Option. The term "Option" shall mean the right of a Participant to acquire Common Stock pursuant to the provisions of the Plan.

                  K. Participant. The term "Participant" shall mean an eligible employee who has authorized payroll deductions for the purchase of Common Stock under the Plan in accordance with Section Four hereof.

                  L. Purchase Date. The term "Purchase Date" shall mean the first trading day of each July, October, January and April, commencing July, 1997. The Agent may, in its discretion, use any trading day within five business days after the end of the quarter as the Purchase Date.

                  M. Subsidiary. The term "Subsidiary" shall mean a subsidiary corporation of the Company as defined by Section 424(f) of the Code.

                  N. Trading Day. The term "trading day" means any day that the principal stock exchange, or other national market, upon which the Common Stock is traded is open for business.

                  O. Year of Service. The term "Year of Service" shall mean a period of twelve consecutive months of employment with the Company or any Subsidiary.

                  P. Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular and the masculine may mean the feminine.

SECTION THREE.  ELIGIBILITY

                  All employees of the Company who have completed one Year of Service as of any Offering Date, shall be eligible to participate in the Plan, provided that no employee shall be eligible if such employee (i) owns immediately after any Option is granted, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company (applying the rules of Section 424(d) of the Code in determining stock ownership), (ii) is a Director or executive officer of the Company whose compensation must be reported in the Company's proxy statements, or (iii) is an employee whose customary employment is twenty hours or less per week or whose customary employment is for not more than five months in any calendar year.

                  In addition, the employees of each such Designated Subsidiary shall be eligible to participate in this Plan to the extent they have satisfied the requirements set forth in the preceding paragraph. Except as otherwise expressly designated by the Board of Directors, each Subsidiary of the Company shall be considered a Designated Subsidiary.

SECTION FOUR.  EMPLOYEE PARTICIPATION AND PAYROLL DEDUCTIONS

                  A. On each Offering Date, each Participant shall be granted the right to purchase on the next Purchase Date such number of shares of Common Stock as may be purchased, as provided herein, by a sum equal to (i) the amount of the Compensation of the Participant deducted in accordance with the following paragraph of this Section Four during the Offering Period beginning with that Offering Date, and (ii) the Participant's share of the contribution made by the Company for such Offering Period in accordance with Section Five.

                  An eligible employee shall become a Participant in the Plan by delivering to the Company a written payroll deduction authorization relating to the Plan on such form as may be approved by the Company, together with instructions to use the deductions to purchase shares of Common Stock under the Plan. At the time a Participant files his or her authorization, the Participant shall elect to have deductions made from his or her pay on each payday during the time he or she is a Participant at a rate not less than one percent (1%) and not in excess of ten percent (10%) in whole percentages, to the nearest whole percent, of his or her Compensation, but in no event may the deductions taken from the Participant's pay during any one calendar year exceed $10,000. The Company will deduct the specified amounts from the Compensation otherwise payable to the Participant during the Offering Period, and the Company will accumulate all payroll deductions made for a Participant and credit them to his or her account under the Plan. A Participant may not make any separate cash payment into such account. No interest will be paid on funds in the account of a Participant.

                  B. Notwithstanding the preceding Section 4.A, no Participant shall have the right to purchase Common Stock under the Plan at a rate of more than $25,000 in value thereof in any calendar year, such value to be based on the fair market value per share of the Common Stock as of the Offering Dates on which a Participant becomes eligible to purchase Common Stock in such year under the terms of the Plan.

                  C. A Participant may not increase or reduce the amount of his or her payroll deduction during an Offering Period, provided, however, that a Participant may reduce the amount of his or her payroll deduction to zero at any time during the Offering Period in which case the employee may not participate again in the Plan until the following Offering Period. A Participant shall be deemed to have elected to purchase all of the shares which his or her authorized payroll deductions and share of the contribution of the Company would purchase on the following Purchase Date.

                  A Participant shall be deemed to have continued his or her most recent election to participate in the Plan for the next Offering Period unless he or she notifies the Company on or before the twentieth day of the month preceding the beginning of the next Offering Period that he or she elects not to participate in the Plan for the next Offering Period. Such notice may not be revoked. Similarly, a Participant may elect to increase or decrease the amount of his or her payroll deduction on or before the twentieth day of the month preceding the beginning of the next Offering Period, such increase or decrease to be effective at the beginning of the next Offering Period.

SECTION FIVE.  COMPANY CONTRIBUTIONS

                  On each Purchase Date, the Company shall contribute an amount equal to one-ninth of the aggregate amount contributed by Participants for the Offering Period, or, if less, ten percent (10%) of the purchase price for the Common Stock to be purchased on that Purchase Date. The Executive Committee of the Board of Directors shall have the authority to increase the Company's contribution for any Offering Period to an amount not greater than fifteen percent (15%) of the Purchase Price to be paid for Common Stock for that Offering Period. The aggregate amount of the Company's contributions shall be limited to $12,500 per calendar quarter, or $50,000 during any one calendar year, unless the Executive Committee of the Board of Directors expressly approves a larger amount.

                  The Company shall have no obligation to make contributions for a Purchase Date to the extent that (i) the Agent is directed to purchase Common Stock directly from the Company on that Purchase Date, and (ii) the Company offers to sell such shares to the Agent at a purchase price equal to ninety percent of their current market value, as described in Section 6.C.

SECTION SIX.  METHOD OF PURCHASE

                  A. On each Purchase Date, or within a reasonable period thereafter, the Agent shall cause all the contributions made by Participants and the contribution of the Company during the preceding Offering Period to be applied to the purchase of Common Stock. The Agent may purchase the shares to be purchased for each such Purchase Date either from third parties in market transactions or, at the direction of the Company, from the Company.

                  If the Agent is purchasing shares in market transactions, the Agent may purchase shares of Common Stock in one or more lots, and at such time or times and at such price or prices as the Agent may, in its discretion, determine to be advisable to obtain favorable purchase prices for Participants.

                  B. Subject to the overall limitations contained herein with respect to the total number of shares to be made available under the Plan, the Board of Directors shall determine the maximum number of shares of Common Stock, if any, to be made subject to Options on each Purchase Date. The Board of Directors shall fix said maximum number at the lesser of (i) the maximum number of shares of Common Stock purchasable with all Participant and Company contributions made for the Offering Period, or (ii) a specified number of shares of Common Stock. Each Participant shall be granted on the Offering Date an Option to purchase that percentage of the total number of shares of Common Stock to be purchased under the Plan for that Offering Period which is proportionate to the percentage which his or her contributions represents of the total contributions made by all Participants during the Offering Period.

                  C. If the Company directs the Agent to purchase some or all of the shares directly from the Company, the purchase price per share payable to the Company for such shares on the Purchase Date shall be equal to the average of the closing prices quoted for the Common Stock for the last twenty (20) trading days preceding the Purchase Date (or, if the Company elected not to make a contribution to the Plan for such Purchase Date, ninety percent of such average closing prices).

                  D. As of the Purchase Date, the account of each Participant shall be credited with a number of shares of Common Stock equal to the sum of
(1) the contributions made by the Participant and the Participant's share of the Company contributions applied by the Agent to the purchase of Common Stock in open market purchases divided by the average price per share of Common Stock purchased by the Agent in market transactions for that Purchase Date, plus (2) the number of shares purchased directly from the Company on the Participant's behalf on that Purchase Date. Promptly after the Purchase Date, the Agent will report to each Participant the number of shares of Common Stock purchased on his or her behalf on that Purchase Date, and the accumulated number of shares then held by the Agent for the Participant's account.

                  E. Unless the Company otherwise directs, the Agent may, but shall not be obligated to, allocate fractional shares of Common Stock for any Participant or purchase shares of Common Stock in odd lots. Upon a Participant's termination of employment or total withdrawal from the Plan, any fractional shares in the Participant's account will be sold, and the proceeds therefrom shall be delivered to such Participant. In the event fractional shares are not allocated to the accounts of Participants under the Plan, any accumulated payroll deductions which would have been used to purchase fractional shares shall remain in the accounts of Participants and shall be deemed to be a payroll deduction for the next Offering Period. No interest will be paid on such funds in accounts of Participants.

                  F. If at any time the number of shares as to which Options have been granted shall exceed the number of shares authorized for purchase under the Plan on that Purchase Date, the number of shares which may be purchased by each Participant shall be reduced proportionately. Any accumulated payroll deductions which cannot be used to purchase shares on the Purchase Date, by reason of such reduction, shall remain in the accounts of Participants and shall be deemed to be payroll deductions for the next Offering Period. No interest will be paid on such funds in the accounts of Participants.

                  G. At any time prior to a Purchase Date, the Board of Directors may terminate the Plan without any obligation whatsoever to the Participants, other than to refund to each Participant, without interest, any sum accumulated for him or her by payroll deductions since the most recent prior Purchase Date.

SECTION SEVEN.  WITHDRAWALS

                  A Participant may withdraw funds in his or her account under the Plan only by withdrawal from the Plan. Upon at least thirty (30) days written notice to the Company prior to the Purchase Date for an Offering Period, the Participant may withdraw the entire cash balance accumulated in his or her account through payroll deductions. Such withdrawal shall terminate the Participant's right to exercise any Options for that Offering Period. In the event of the withdrawal of the Participant, he or she shall not be eligible to participate in the Plan until the next Offering Date, except that if the withdrawing Participant is an executive officer subject to Section 16 of the Securities Exchange Act of 1934, then he or she shall not again be eligible to participate in the Plan at any time during the next two full Offering Periods.

SECTION EIGHT.  TERMINATION OF EMPLOYMENT

                  Upon termination of the employment of a Participant with the Company or any Subsidiary for any reason, excluding death, any cash credited to the account of such Participant and not used to purchase shares on prior Purchase Dates will be refunded to the Participant, and any shares of Common Stock held by the Agent for his or her account will be distributed to the Participant, within sixty days after the end of the then current Offering Period or as soon as administratively practicable thereafter. As an alternative to a distribution of Common Stock, a terminated Participant may request that the Agent sell the Common Stock in the account of the Participant and forward the net proceeds to the Participant.

SECTION NINE.  RIGHTS AS A STOCKHOLDER

                  A Participant shall have no rights as a stockholder with respect to any shares of Common Stock offered hereunder until completion of payment therefor.

                  Shares purchased pursuant to the Plan initially will be registered in the name of the Agent, or such other nominee as may be designated by the Company, as custodian for the account of the Participant entitled thereto. Stock certificates will not be issued to Participants for shares held in the name of the Agent, but all rights accruing to an owner of record of such shares (including voting rights and the right to receive any dividends declared with respect to the shares) will belong to the Participant for whose account such shares are held.

                  During the period of six (6) months beginning with the first day of the calendar quarter which includes a Purchase Date, all stock certificate or certificates representing the shares purchased on a Participant's behalf on that Purchase Date will be retained by the Agent or other custodian. The Participant will not be permitted to sell or transfer the shares during this six month period, except on termination of employment to the extent permitted by
Section 8.

                  Each Participant may elect, effective as of any Purchase Date, but not more than once during any one calendar year, to have some or all of those full shares of Common Stock which have been held by the Agent on his or her behalf for at least six (6) full months registered in the name of such Participant. Written notice of such an election must be given by the Participant to the Agent, specifying the number of full shares of Common Stock to be registered in the name of such Participant. The specified number of shares of Common Stock will be transferred to and registered in the name of the notifying Participant, and stock certificates for such shares will be delivered to the Participant (or a broker or other custodian he or she has designated in writing) as soon as administratively practicable.

SECTION TEN.  NONASSIGNABILITY

                  Neither payroll deductions credited to the account of a Participant nor any Options to purchase shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition of such Options shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section Seven.

SECTION ELEVEN.  DESIGNATION OF BENEFICIARY

                  A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash in the event of the death of the Participant prior to the delivery of such shares or cash to the Participant. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Secretary of the Company. Upon the death of a Participant and upon receipt by the Company of proof of the identity and survivorship of a beneficiary validly designated by the Participant under the Plan, and notice of election of the beneficiary to exercise the Option, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such death of a Participant, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the Participant within sixty days after the end of the current Offering Period or as soon as administratively practicable thereafter, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the Common Stock or cash credited to the Participant under the Plan.

SECTION TWELVE.  STOCK AUTHORIZED UNDER THE PLAN

                  Subject to adjustment upon changes in the capitalization of the Company as provided in Section Thirteen, the maximum number of shares of Common Stock which shall be made available for purchase under the Plan is 150,000 shares. The shares of Common Stock purchased under the Plan may, at the election of the Company, be authorized but unissued shares, treasury stock held by the Company, or shares of Common Stock purchased on the open market by the Agent.

SECTION THIRTEEN.  RECAPITALIZATION

                  In the event of any change in the number of outstanding shares of Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares, or any other change in the corporate structure or shares of stock of the Company, the Board of Directors will make an appropriate adjustment, in accordance with applicable provisions of the Code and rulings and regulations thereunder, in the number and kind of shares which may be offered under the Plan, both in the aggregate and as to each Participant, the number of shares then subject to offerings theretofore made, and the price of shares offered under the Plan.

                  If the Company shall not be the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if the Company is to be dissolved or liquidated, then unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all Options then outstanding under this Plan, (i) the Purchase Date for all Options then outstanding shall be accelerated to a date fixed by the Board prior to the effective date of such merger or consolidation or such dissolution or liquidation and shall be deemed to be exercised, and (ii) upon such effective date any unexercised Options shall expire.

SECTION FOURTEEN.  SECURITIES LAWS

                  The Company shall not be obligated to issue any Common Stock pursuant to the Plan at any time when the shares have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Board deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Further, all Common Stock acquired pursuant to the Plan shall be subject to, and may be sold only in a manner consistent with, the Company's Policy on Confidentiality-Insider Trading and other policies concerning compliance with securities laws and insider trading, as the same may be amended from time to time.

SECTION FIFTEEN.  STATUS OF PLAN FUNDS

                  All amounts held by the Company under the Plan shall be added to the general funds of the Company and shall be used for such purposes as the Company shall from time to time determine. The Company shall not be obligated to segregate such payroll deductions.

SECTION SIXTEEN.  ADMINISTRATION

                  The Plan shall be administered by the Board of Directors. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Board of Directors. Determinations made by the Board of Directors with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all Participants, their heirs or legal representatives. Any rule or regulation adopted by the Board of Directors shall remain in full force and effect unless and until altered, amended, or repealed by the Board of Directors. The Board of Directors may delegate to a committee any authority of the Board of Directors under this Plan. An Agent may be appointed by the Board of Directors to perform the functions and have the responsibilities assigned to the Agent in this Section Sixteen with respect to the purchase of Common Stock. The Board of Directors shall have the right to change the Agent at any time.

                  The Agent shall have all authority to determine the times of purchase of Common Stock, the prices at which such purchases are made, the manner of such purchases and the selection of brokers or dealers (which may include the Agent) to make such purchases. If Common Stock is purchased at varying Market Prices, an average price will be allocated to the account of each Participant.

                  All costs and expenses incurred in administering the Plan shall be paid by the Company, excluding (i) costs associated with requests for the issuance of stock certificates to Participants or to the beneficiaries or persons entitled to receive the same under Section Eleven hereof, (ii) the costs of the sale of Common Stock, and (iii) costs associated with a Participant's termination or withdrawal from the Plan.

SECTION SEVENTEEN.  AMENDMENT OR TERMINATION

                  The Board of Directors may at any time terminate or amend the Plan. No amendment may be made without approval of the stockholders of the Company if such amendment would (a) increase the number of shares which may be available for purchase under the Plan (except by operation of Section 13), or
(b) materially modify the requirements as to eligibility for participation under the Plan.


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


SECTION EIGHTEEN.  NONGUARANTEE OF EMPLOYMENT

                  Nothing in this Plan shall be construed as giving any Participant or other employee the right to be retained in the service of the Company or any Subsidiary; and each such employee shall remain subject to discharge, with or without cause, to the same extent as if this Plan had not been adopted.

SECTION NINETEEN.  NOTICES

                  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been given when received by the Secretary of the Company.

SECTION TWENTY.  APPROVAL OF STOCKHOLDERS

                  The effectiveness of this Plan is subject to its approval by the stockholders of the Company within twelve months after the date it is adopted by the Board of Directors.

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